EXHIBIT 99.1

February 23, 2017

Dear Shareholder,

In 2016, GelTech Solutions continued to make advances across all business platforms and, after years of effort, is beginning to see the first signs of potentially significant revenue growth.

Two markets in particular are showing great promise:  Communication tower contractors who are purchasing FireIce Shield® CTP Systems designed to prevent fires and damage during hot work modifications of equipment and towers, and Utilities companies planning to launch programs in 2017 that proactively incorporate FireIce® and FireIce Shield® products into their fire safety programs.

We are also working with several industrial clients who are incorporating FireIce Shield® into their manufacturing process to prevent fires and avoid costly business interruptions while processing flammable materials.

In addition, there are a number of R&D projects underway, including suppression systems for lithium battery fires, shipping pouches for mailing defective personal electronic devices, and self-contained fire suppression systems for warehouses and big box retail stores, but it is too early to tell when we might expect to realize revenues from these activities.

Wildland Division

The 2016 wildland fire season was a combination of success and challenges.

The number and size of fires in the Wildland Division’s geographic portfolio were down in 2016 compared to the prior year.  In particular, fire seasons in the Pacific Northwest, Middle Canada and Midwest were not as severe as they had been in the previous year, partially offset by a busier season in the Mid-Atlantic and Southern regions.  By continuing to expand our geographic coverage, we hope to not only grow the business but lessen the impact of regional variances in demand.  To achieve that goal:

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We now offer support for fixed airtanker bases, which allows for significantly more product to be delivered to a fire.

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We successfully completed an evaluation with a Canadian province that utilizes heavy airtankers capable of carrying 2,000 gallons of fire retardant, and expect to see additional revenues in 2017.

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Several additional state agencies are evaluating FireIce® for their ground engine apparatus, a significant and largely untapped market for the GelTech.

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We continued testing and evaluation of our flagship FireIce HVO-F product with the intention of submitting the product for approval on the U.S. Forest Service (“USFS”) Qualified Products List (“QPL”).

2016 was also a year of significant challenges:

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A significant western state slated to evaluate FireIce HVO-F at all of their tanker bases for the 2016 fire season encountered procurement issues and was not able to purchase our product. We are hoping to recapture this opportunity in the 2017 season.

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Several major states had below-average fire seasons which negatively impacted revenue.  Although we project revenue based on expected weather patterns and fire seasons, it is impossible to predict fire seasons with any reasonable accuracy.

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Unexpectedly and without notification, the USFS removed a clause in the QPL that permitted FireIce HVO-F, used primarily by state agencies, to be field tested for performance and effectiveness as an experimental colorant in preparation for a formal QPL submission.  Although states are not required to adhere to the QPL, this did cause a ripple effect in instances where states share their airtankers with federal agencies, including the USFS and Bureau of Land Management.  Our team is working diligently with elected officials to resolve this issue with the USFS.

Looking forward to 2017;

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We are currently working with several large western states to initiate evaluations in their airtankers for 2017.   We are also in various stages of negotiation with four large western states and two Canadian provinces/territories for aviation operations and several smaller states for ground engine operations.

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We anticipate signing at least two long-term contracts with existing customers prior to the start of the 2017 fire season.

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We expect the new FireIce FireBoss Injection System will be completed and installed on the first aircraft by the 2Q of 2017.  GelTech has made a significant investment in this technology, and partnered with a leading engineering firm in the airtanker industry in anticipation of significant market opportunities in the U.S., Canada, Australia, and Europe for these systems.  The FireBoss is a water-scooping airtanker, and the Injection System provides the ability to mix a full load of FireIce in-flight after scooping water.

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GelTech partnered with an engineering firm based in Saskatoon, SK to develop a state-of-the-art system for fixed and portable airtanker bases, designed to mix and load FireIce product in a completely automated process. This system will be the safest and most advanced retardant loading system on the market and significantly improve tanker base efficiency.  The prototype system has been tested with positive results and we anticipate deploying several first-generation units during the 2017 fire season.

Utility Division

We made significant strides in the Utility Division this year, in particular with one large Utility company with locations across several major U.S. cities.  Although we had expected to see revenue growth in Q3 and Q4 of 2016, we are now confident we will generate significant revenues in 2017 in this segment.  Independent lab testing of our Emergency FireIce Manhole Delivery System™ (“EMFIDS”), designed for worker protection when working underground, showed extremely positive results and was performed and paid for by the Utility company. In addition to EMFIDS, this Utility company is actively looking to outfit their repair and first responder vehicles with our FireIce® Fire Extinguishers for Class A events.

The program for suppression of manhole, transformer and substation fires continues with New York and Boston and has received praise from the Commissioner of the Boston Fire Department.  We are well into discussions with a number of other utilities and agencies which we are hopeful will lead to additional revenues in 2017.

The products we sell in the Utility industry include FireIce® Fire Extinguishers, FireIce Rapid Response Units™, EMFIDS, FireIce Pro 25-lb. buckets and FireIce Eductors (which utilities are now supplying to their local fire departments).

Communication Towers

After a nearly two-year effort, we have begun training and delivering FireIce Shield® CTP Systems to Crown Castle contractors (who also do work for other cell tower owners) in Crown’s southeast region in December 2016, shortly after that region began asking contractors to include the CTP System in their bid proposals.  Using a blend specially designed for application to the interior and exterior of cell towers and surrounding brush and vegetation, the FireIce Shield® CTP System is designed to prevent fires during modifications of cell tower equipment and/or towers.

We expect this business segment to grow significantly as we add other regions within the Crown Castle organization and other cell tower owners.  We also expect the demand for this system to grow as regulatory codes become stricter and aging towers require fortification.

The products we sell to cell tower contractors includes the FireIce Shield® CTP System, FireIce Shield CTP 5-lb. buckets, FireIce® Fire Extinguishers, 2-Liter and 2.5-Gallon FireIce Shield® canisters and our newly launched reusable FireIce Shield® Welding Blankets.

Industrials

This is a new and exciting avenue for the FireIce® brand family of products. We currently are working with several industrial clients that manufacture products which are flammable during the manufacturing process or there is a high probability of fire in their operations. The opportunity ranges from FireIce® for suppression to FireIce Shield® products to prevent fires in areas prone to frequent fires.

This business segment began to grow in the second half of 2016, and is moving from the individual plant level to the corporate level where the expectation is that the systems and methods created will be deployed throughout many if not all the plants in these companies operate.

Products sold in this Division include, FireIce Shield®, FireIce® Fire Extinguishers, FireIce Professional 25-lb buckets with high capacity eductors and special blends developed for specific needs.

Distributors

Our continued push into fire prevention is leading to a more stable and growing recurring revenue stream. The most significant gains have been in the FireIce Shield® line of products, ranging from Welding Blankets to 32 oz. Spray Bottles and refillable canisters with refills sold in 2-Liter, 2.5 gallon and more recently 55-gallon drums. We are gaining momentum with plumbers, welders and are even being used in five major ship repair/building yards.  We expect this trend to continue throughout 2017.

New Product Launches

Towards the end of 2016 and continuing into 2017, we completed development of and have launched three new products:  FireIce Shield® Welding Blankets, ChargeSafe™ case and the FireIce Shield® Emergency Containment Unit.

FireIce Shield® Welding Blankets are a premium product that combine fire-resistant silica fabric and FireIce Shield® to deliver significantly better protection from the damage caused by sparks and slag during welding and plumbing activities.

ChargeSafe™ is a portable zippered case used to store a personal electronic device (cellphone, e-cigarette, etc.) during charging when the risk from a lithium battery fire is highest.

The FireIce Shield® Emergency Containment Unit is designed to provide a safe container, filled with FireIce Shield® in which an extinguished laptop or other personal electronic device can be submerged and contained after it is extinguished.

2017 Forecast and Conclusion

2016 was a year of challenges and successes. This letter pointed out several of the markets in which we are now generating revenues from a number of our key initiatives. We are hopeful these initiatives have the potential to produce enough revenue to bring the company to profitability.  We continue to work closely with our customers to design, develop and manufacture great new products and deliver great customer service that leverages the versatility of FireIce® and FireIce Shield®.  For example, one of our more recent R&D projects, the FireIce Shield® Welding Blanket, began in mid-2016 and is currently being purchased by four private shipyards in the southeast and under evaluation by several other shipyards across the U.S.

Although 2017 has gotten off to a slower start than 2016, taking all this into consideration, we are still forecasting revenues of between $3.0 and $3.5 million in 2017, a significant increase from 2016.  The most significant revenue increases are forecasted for the second half of 2017.

All in all, we are looking forward to a promising 2017, and will keep you informed as we move forward together.

Regards,

Michael Reger

President, GelTech Solutions

Cautionary Note Regarding Forward Looking Statements

This shareholder letter contains forward-looking statements including expectations regarding significant revenue growth, growth in our business, opportunities in 2017, additional revenues in 2017 from a Canadian market, expectations for our FireIce Shield CTP System from stricter regulations, the expected completion of the FireIce FireBoss Injection System, anticipated deployment of the new prototype system, expected growth and sales of the FireIce Shield CTP System, expected trends in 2017, our belief regarding potential for profitability and our forecasted projections.  Forward-looking statements can also be identified by words such as “targets,” “expects,” “believes,” “anticipates,” “intends,” “may,” “will,” “plan,” “continue,” “forecast,” “remains,” “would,” “should,” and similar expressions. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance and results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the effectiveness of our products during evaluations, a slow fire season, the natural reluctance to changes in the industries for which our products are or will be sold, unanticipated failure to fulfill orders promptly, changes in environmental regulations that affect the use of our products, assumptions and estimates that we have made in our forecast are inaccurate, budgetary changes as a result of growth in our business and increased expenses from increase in sales.  Further information on our risk factors is contained in our filings with the Securities and Exchange Commission, including the Form 10-KT filed on March 31, 2016. Any forward-looking statement made by us in this shareholder letter speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.